EXHIBIT 99

Bruce L. Connery                                      FOR RELEASE: June 10, 1999
205 325 3898

Thomas W. Barker, Jr.
205 325 3586


                           SONAT SHAREHOLDERS APPROVE
                       PROPOSED MERGER WITH EL PASO ENERGY

         HOUSTON -- Sonat Inc. (NYSE: SNT) today announced that its shareholders overwhelmingly approved the proposed merger with El Paso Energy Corporation. Approximately 86 percent of Sonat's shares outstanding were voted at its special meeting of shareholders, and more than 98 percent of the shares voted were in favor of the merger.

         "We are very pleased with the strong support for this merger from our shareholders," said Ronald L. Kuehn, Jr., Sonat's chairman, president and chief executive officer. "Today's vote is an important step toward the creation of a company with tremendous natural gas and electric opportunities, and we look forward to the completion of this merger."

         El Paso Energy's stockholders also approved the merger at a meeting held today. Accordingly, the consideration to be received by Sonat's stockholders on completion of the merger will be one share of El Paso Energy common stock for each share of Sonat common stock to be exchanged in the merger.
         Sonat expects the regulatory reviews of the proposed merger to be completed during the third or fourth quarter of this year. The merger will be consummated as soon as all necessary regulatory approvals have been obtained.

     Sonat Inc., headquartered in Birmingham, is a diversified energy company engaged in exploration and production of oil and natural gas, interstate transmission of natural gas, and energy services. Visit Sonat's Web site at www.sonat.com.

           Cautionary Statement Concerning Forward-Looking Statements

This press release includes certain forward-looking statements, which are based on assumptions the company believes are reasonable, but a variety of factors could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in management's forward-looking statements. Such statements are made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.